PROSPECT CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY

CONVERTIBLE PREFERRED STOCK, SERIES AA1
Prospect Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) as follows:
FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Section 5.3 of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board, by resolutions duly adopted, reclassified 20,000,000 authorized but unissued shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), as an additional series of Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”), classified and designated as Convertible Preferred Stock, Series AA1, having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth herein.
1.    Designation; Number of Series AA Shares. The Board has duly adopted resolutions designating the following additional series of Convertible Preferred Stock:
20,000,000 shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series AA1”, par value $0.001 per share (the “Series AA Shares”).
The Series AA Shares shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a series of Convertible Preferred Stock, as set forth in the Articles Supplementary establishing the Convertible Preferred Stock, filed with, and accepted for record by, the SDAT on August 3, 2020 (the “Original Articles Supplementary”), except as set forth herein. The Series AA Shares shall be considered “Shares” for the purposes of the Original Articles Supplementary. Terms used but not defined herein shall have the meaning assigned to such terms in the Original Articles Supplementary.
2.    Corporation Conversion Eligibility Date. “Corporation Conversion Eligibility Date,” as used in the Original Articles Supplementary, with respect to the Series AA Shares, means the six month semi-anniversary of the Issuance Reference Date of such Share, provided that following a Listing Event the Corporation Conversion Eligibility Date of any Series AA Share shall mean the six month semi-anniversary of the Date of Original Issue.
3.    Holder Conversion Fee. “Holder Conversion Fee,” as used in the Original Articles Supplementary, with respect to the Series AA Shares, means, with respect to any conversion of a Series AA Share, pursuant to the Holder Conversion Option, the Offering Price of the Series AA Share, multiplied by the Holder Conversion Fee Rate applicable as of the effective Holder Conversion Deadline Date. The Corporation, in its sole discretion, may decrease or waive the Holder Conversion Fee with respect to any conversion of Series AA Shares by giving public announcement of the terms and duration of such waiver.
4.    Holder Conversion Fee Rate. “Holder Conversion Fee Rate,” as used in the Original Articles Supplementary, with respect to the Series AA Shares, means, beginning from the applicable Issuance Reference Date of such Share, nine and one half (9.5) percent prior to the first anniversary of the Issuance Reference Date of such Share, eight and one half (8.5) percent on or after the first anniversary but prior to the second anniversary of the Issuance Reference Date of such Share, seven and one half (7.5) percent on or after the second anniversary but prior to the third anniversary of the Issuance Reference Date of such Share, six and one half (6.5) percent on or after the third anniversary but prior to the fifth anniversary of the Issuance Reference Date of such Share and zero (0) percent on or after the fifth anniversary of the Issuance Reference Date of such Share; provided that in connection with a Listing Event the Holder Conversion Fee Rate shall be zero (0) percent in connection with any exercise of the Holder Conversion Option as of a Holder Conversion Deadline Date occurring after the delivery of a Listing Notice and prior to the Listing Deadline Date.
5.    Holder Conversion Settlement Amount. “Holder Conversion Settlement Amount,” as used in the Original Articles Supplementary, with respect to the Series AA Shares, means, with respect to any exercise of the Holder Conversion Option for a Series AA Share, (1) the Stated Value, plus (2) an amount equal to accumulated but unpaid dividends, if any, on such Share (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the Holder Conversion Exercise Date, minus (3) the applicable Holder Conversion Fee, if any.
SECOND: The Series AA Shares have been classified and designated by the Board under the authority contained in the Charter.
THIRD: These Articles Supplementary shall become effective on October 30, 2020, at 5:00 p.m.
FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Operating Officer and attested to by its Chief Financial Officer, Chief Compliance Officer and Secretary on this 30th day of October, 2020.
PROSPECT CAPITAL CORPORATION
By:    /s M. Grier Eliasek
    Name:    M. Grier Eliasek
    Title: President & Chief Operating
Officer
ATTEST:

By:    /s/ Kristin Van Dask
    Name:    Kristin Van Dask
    Title: Chief Financial Officer, Chief
Compliance Officer & Secretary